Exhibit 99.1

PEABODY ENERGY
NEWS

June 10, 2004

PEABODY ENERGY SIGNS DEFINITIVE AGREEMENT
TO PURCHASE 25.5% INTEREST IN VENEZUELA MINE

     Peabody Energy announced today that it has signed a definitive agreement to purchase a 25.5 percent interest in the Paso Diablo Mine in Venezuela from RAG Coal International AG for US$37.5 million in cash. The transaction is expected to be accretive to earnings in the first 12 months.

     Paso Diablo is a 6.5 to 7.0 million tonne-per-year operation that exports coal for electricity generators and steel makers in North America and Europe. On a pro forma basis, the 2003 net earnings contribution for the 25.5 percent ownership would have been approximately US$8 million for the full year. The purchase is subject to certain conditions that, if fulfilled, would lead to an expected closing within the next several months.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. For detailed risk factors, please refer to the company’s filings with the U.S. Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.